EXHIBIT 99.1

CallWave Announces Initial Public Offering

Santa Barbara, Calif. - September 29, 2004 – CallWave, Inc. (Nasdaq: CALL) today announced the pricing of its initial public offering of 4,000,000 shares of its common stock priced at $10 per share, before underwriting discounts and commissions. The shares will be listed on the NASDAQ National Market under the trading symbol “CALL”. In addition, CallWave has granted the underwriters the right to purchase up to an aggregate of an additional 600,000 shares of common stock to cover over-allotments, if any.

The lead manager of the offering is Deutsche Bank Securities. Piper Jaffray, First Albany Capital and WR Hambrecht + Co are acting as co-managers. A copy of the final prospectus relating to the offering may be obtained from the Deutsche Bank Prospectus Department at 1251 Avenue of the Americas, 25th Floor, New York, New York 10020.

A registration statement relating to these securities was filed with, and declared effective by, the Securities and Exchange Commission. The public offering is being made by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CallWave

CallWave provides application services on a subscription basis that add features and functionality to the telecommunications services used by mainstream consumers and small and home offices. The Company’s software-based services are delivered to consumers and small and home offices through its proprietary Enhanced Services Platform, which allows subscribers to receive calls across their existing landline, mobile and Internet networks. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.

Investor Relations Contacts:	Press Contact:
Erica Abrams or Christy Swildens	Jessie Brumfiel
The Blueshirt Group	NeoTerra Group
415-217-7722	805-686-8407
erica@blueshirtgroup.com	jbrumfiel@neoterragroup.com
christy@blueshirtgroup.com

###